Exhibit 3.2
WASHINGTON REAL ESTATE INVESTMENT TRUST

ARTICLES OF AMENDMENT

Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Trust”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Trust desires to amend the Articles of Amendment and Restatement of the Trust, as amended (the “Declaration of Trust”) as currently in effect.
SECOND: The Declaration of Trust is hereby amended by deleting therefrom the second sentence of Section 6.1 of Article VI and inserting in lieu thereof a new second sentence of Section 6.1 to read as follows:
“The Trust has authority to issue 150,000,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”).”
THIRD: This amendment to the Declaration of Trust as set forth above has been duly approved by a majority of the entire the Board of Trustees of the Trust as required by law and the Declaration of Trust, and is limited to the change which, under Section 8-203(a)(8) of the Maryland REIT Law and Section 6.1 of the Declaration of Trust, does not require approval by the shareholders of the Trust.
FOURTH: The total number of shares of beneficial interest that the Trust had authority to issue immediately prior to the filing of these Articles of Amendment was 110,000,000, consisting of 100,000,000 Common Shares, $0.01 par value per share, and 10,000,000 Preferred Shares, $0.01 par value per share. Immediately prior to the filing of these Articles of Amendment, the aggregate par value of all authorized shares of beneficial interest having par value is $1,100,000.
FIFTH: The total number of shares of beneficial interest that the Trust has authority to issue immediately upon the filing of these Articles of Amendment is 160,000,000, consisting of 150,000,000 Common Shares, $0.01 par value per share, and 10,000,000 Preferred Shares, $0.01 par value per share. Immediately upon the filing of these Articles of Amendment, the aggregate par of all authorized shares of beneficial interest having par value is $1,600,000.
SIXTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.
SEVENTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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    IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 10th day of February, 2021.

                    WASHINGTON REAL ESTATE
                    INVESTMENT TRUST

                        By:    /s/ Paul T. McDermott
                        Name:    Paul T. McDermott
                        Title:    President and Chief Executive Officer

By:    /s/ Taryn D. Fielder
Name:    Taryn D. Fielder
Title:     Senior Vice President, General
    Counsel and Corporate Secretary